NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AMEREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT OF

AMEREN CORPORATION

Time and Date:	9:00 A.M.
Tuesday
April 27, 2004

Place:	Powell Symphony Hall
718 North Grand Boulevard
St. Louis, Missouri
(Free parking will be available)

IMPORTANT

Admission to the meeting will be by ticket only. If you plan to attend, please advise the Company in your proxy vote (by telephone or the Internet or by checking the appropriate box on the proxy card). Persons without tickets will be admitted to the meeting upon verification of their shareholdings in the Company.

Please vote by proxy (via telephone or the Internet or the enclosed proxy card) even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

AMEREN CORPORATION

We will hold the Annual Meeting of Shareholders of Ameren Corporation at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Tuesday, April 27, 2004, at 9:00 A.M., for the purposes of

(1)	electing 12 Directors of the Company for terms ending in April 2005;

(2)	ratifying the appointment of independent auditors for the fiscal year ending December 31, 2004;

(3)	considering a shareholder proposal relating to the storage of irradiated fuel rods at the Callaway Nuclear Plant; and

(4)	acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s Common Stock at the close of business on March 11, 2004, you are entitled to vote at the meeting and at any adjournment thereof. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

You may vote via telephone or the Internet or, if you prefer, you may sign and return the enclosed proxy card in the enclosed envelope. Your prompt vote by proxy will reduce expenses. Instructions for voting by telephone or the Internet are included with this mailing. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Chairman and the Board of Directors.

STEVEN R. SULLIVAN

Secretary

St. Louis, Missouri

March 17, 2004

i

ii

PROXY STATEMENT OF AMEREN CORPORATION

(First sent or given to shareholders on or about March 17, 2004)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue, St. Louis, MO 63103

Information About the Annual Shareholders Meeting

This solicitation of proxies is made by the Board of Directors of Ameren Corporation (the “Company” or “Ameren”) for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 27, 2004 (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at the Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, at 9:00 A.M.

As a result of a merger effective December 31, 1997 (the “Merger”), the Company is a holding company, the principal first tier subsidiaries of which are Union Electric Company, doing business as AmerenUE (“UE”), Central Illinois Public Service Company, doing business as AmerenCIPS (“CIPS”), Ameren Services Company (“Ameren Services”), Ameren Energy Resources Company (“AER”), and Ameren Energy, Inc. AER is the parent company of Ameren Energy Generating Company (“AEG”). On January 31, 2003, the Company concluded its acquisition from The AES Corporation of all of the common stock of CILCORP Inc. (“CILCORP”) which owns, among other interests, Central Illinois Light Company, now d/b/a AmerenCILCO (“CILCO”). The Company holds either directly or indirectly more than 50% of the voting power of UE, CIPS, Ameren Services, AER, Ameren Energy, Inc., AEG, CILCORP and CILCO. As a result, each of these subsidiaries constitutes a “controlled company” as defined by the New York Stock Exchange (“NYSE”) listing standards.

VOTING

Who Can Vote

The accompanying proxy card represents all shares registered in the name(s) shown thereon, including shares in the Company’s dividend reinvestment and stock purchase plan (DRPlus Plan). Participants in the Savings Investment Plans of Ameren and its subsidiaries and the Ameren Corporation Long-Term Incentive Plan of 1998 will receive separate proxies for shares in such plans.

Only shareholders of the Company’s Common Stock of record at the close of business on the Record Date, March 11, 2004, are entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares must be present in person or represented by proxy so that there is a quorum. The voting securities of the Company on March 11, 2004, consisted of 182,073,308 shares of Common Stock. It is important that you vote promptly so that your shares are counted toward the quorum.

In determining whether a quorum is present at the Annual Meeting, shares registered in the name of a broker or other nominee, which are voted on any matter, will be included. In tabulating the number of votes cast, withheld votes, abstentions, and non-votes by banks and brokers are not included. Shareholder votes are tabulated by independent inspectors of election.

The Board of Directors has adopted a confidential voting policy for proxies.

How You Can Vote

By Proxy.    Before the Annual Meeting, you can give a proxy to vote your shares of the Company’s Common Stock in one of the following ways:

-	by calling the toll-free telephone number;

-	by using the Internet (http://www.ameren.com); or

-	by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone or the Internet, please follow the enclosed instructions.

If you mail us your properly completed and signed proxy card, or vote by telephone or the Internet, your shares of the Company’s Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board – FOR the Board’s nominees for director Item (1), FOR ratifying the appointment of the independent auditors Item (2), and AGAINST the shareholder proposal Item (3). On any other matters, the named proxies will use their discretion.

If you have shares registered in the name of a bank, broker, or other registered owner or nominee, you should receive instructions from that registered owner about how to instruct them to vote those shares.

In Person.    You may come to the Annual Meeting and cast your vote there. Only shareholders of record at the close of business on the Record Date, March 11, 2004, are entitled to vote at the Annual Meeting.

How You Can Revoke Your Proxy

You may revoke your proxy at any time after you give it and before it is voted by entering a new vote by telephone or the Internet or by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. To revoke a proxy by telephone or the Internet, you must do so by 11:59 P.M. Central Time on April 25, 2004 (following the directions on the enclosed instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

OTHER ANNUAL MEETING MATTERS

How You Can Obtain Materials For the Annual Meeting

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 17, 2004. Each registered and beneficial owner of Company Common Stock on the Record Date should have received a copy of the Company’s 2003 Annual Report to Shareholders including consolidated financial statements (“the Annual Report”) prior to receipt of this proxy statement (although only certain parts of the Annual Report are required to be part of the proxy solicitation material for the Annual Meeting). When you receive this package, if you have not yet received the Annual Report, please contact us and a copy will be sent at no expense to you.

You may reach us:

-	by mail addressed to the Secretary’s office

Ameren Corporation

P.O. Box 66149, MC 1370

St. Louis, MO 63166-6149

-	by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502)

How You Can Review the List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

Webcast of the Annual Meeting

The Annual Meeting will also be webcast on April 27, 2004. You are invited to visit http://www.ameren.com at 9:00 A.M. on April 27, 2004, to hear the webcast of the Annual Meeting. On the home page, you will click on “Live Webcast Annual Meeting April 27, 2004, 9:00 A.M. CT.” The webcast will remain on the Company’s website for one year. You cannot record your vote on this webcast.

ITEMS YOU MAY VOTE ON

Item (1): Election of Directors

Twelve directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The 12 nominees for director who receive the most votes will be elected. Shareholders may not cumulate votes in the election of directors.

The Company’s Board of Directors is currently comprised of 13 members. Consistent with the Company’s By-Laws, the Board’s membership was increased from 12 during 2003 with the Board’s election of Ms. Susan S. Elliott and Mr. Gary L. Rainwater effective in October 2003. Director Hanne M. Merriman, who had served as director since 1997, passed away in July 2003. Mr. William E. Cornelius, who has been a member of the Board since 1997, is completing his director service at the Annual Meeting pursuant to the Company’s age policy for directors. As a result of Mr. Cornelius’ retirement, the size of the Board of Directors will be reduced to 12 members effective as of the Annual Meeting.

Information Concerning Nominees to the Board of Directors

The nominees for the Board of Directors of the Company are listed below, along with their age as of December 31, 2003, tenure as director and business background for at least the last five years. Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors and all have been elected by the Company’s shareholders at prior annual meetings, except for Ms. Elliott and Mr. Rainwater who were initially elected by the directors to fill vacancies on the Board in October 2003. Ms. Elliott, a non-employee director, was initially recommended for membership on the Board by Mr. Charles W. Mueller, the Company’s then Chairman and Chief Executive Officer. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer except that Mr. Mueller is the father of Michael G. Mueller, who is a Vice President of certain Company subsidiaries. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of the Board of Directors and were unanimously nominated by the Board of Directors.

SUSAN S. ELLIOTT

Chairman and Chief Executive Officer of Systems Service Enterprises, Inc., a privately held information technology firm. Ms. Elliott founded Systems Service Enterprises, Inc. in 1966. Director of the Company since October 2003. Ms. Elliott is a past Chairman of the Federal Reserve Bank of St. Louis. Other directorships: Angelica Corporation. Age: 66

CLIFFORD L. GREENWALT

Retired Vice Chairman of the Company and retired President and Chief Executive Officer of CIPSCO Incorporated and CIPS. Mr. Greenwalt joined CIPS in 1963, was elected a senior vice president in 1980, and was named President and CEO in 1989. He was elected Vice Chairman of Ameren upon the Merger. Mr. Greenwalt retired in January 1998. Director of the Company since 1997. Age: 71.

THOMAS A. HAYS

Retired Deputy Chairman of The May Department Stores Company, a nationwide retailing organization. Mr. Hays joined the May organization in 1969. He served as Vice Chairman from 1982 to 1985 and President from 1985 to 1993, when he became Deputy Chairman. Mr. Hays retired in 1996. Director of the Company since 1997. Age: 71.

RICHARD A. LIDDY

Retired Chairman of GenAmerica Financial Corporation, which provides life, pension, annuity and related insurance products and services. Mr. Liddy served as Chairman of the Board of GenAmerica Financial from September 2000 to April 2002. He also served as Chairman of the Board of Reinsurance Group of America from May 1995 to April 2002. Mr. Liddy was President of GenAmerica Financial from May 1988 to September 2000 and Chief Executive Officer of General American Life Insurance Company from May 1992 to September 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders. Director of the Company since 1997. Director of CILCORP and until April 2004, the other following Ameren “controlled companies”: CILCO; UE; CIPS; AEG. Other directorships: Brown Shoe Company, Inc.; Ralcorp Holdings Inc.; Energizer Holdings, Inc. Age: 68.

GORDON R. LOHMAN

Retired Chairman and Chief Executive Officer of AMSTED Industries Incorporated, Chicago, Illinois, a manufacturer of railroad, construction, and general industrial products. Mr. Lohman was elected President of AMSTED Industries in 1988 and became Chief Executive Officer in 1990 and Chairman in 1997. He retired in 1999. Director of the Company since 1997. Other directorships: Fortune Brands, Inc. Age: 69.

RICHARD A. LUMPKIN

Chairman of Consolidated Communications, Inc., a telecommunications holding company. Mr. Lumpkin assumed his present position as Chairman of Consolidated Communications, Inc. on January 1, 2003 upon the acquisition of the former Illinois Consolidated Telephone Company from McLeodUSA Incorporated. Prior to the acquisition, Mr. Lumpkin had served as President of Illinois Consolidated Telephone Company since 1977 and also Chairman and Chief Executive Officer since 1990. As a result of a September 1997 merger, he also had served as Vice Chairman of McLeodUSA Incorporated until April 2002. In order to complete a recapitalization, McLeodUSA Incorporated filed, in January 2002, a prenegotiated plan of reorganization through a Chapter 11 bankruptcy petition filed in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA Incorporated’s plan of reorganization became effective and it emerged from Chapter 11 protection. Director of the Company since 1997. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Other directorships: First Mid-Illinois Bancshares, Inc.; First Mid-Illinois Bank & Trust. Age: 69.

JOHN PETERS MacCARTHY

Retired Chairman and Chief Executive Officer of Boatmen’s Trust Company, which conducted a general trust business. Prior to being elected to such position in 1988, he served as President and Chief Executive Officer of Centerre Bank, N.A. Mr. MacCarthy retired from Boatmen’s Trust Company in 1994. Director of the Company since 1997. Other directorships: Brown Shoe Company, Inc. Age: 70.

PAUL L. MILLER, JR.

President and Chief Executive Officer of P. L. Miller & Associates, a management consulting firm which specializes in strategic and financial planning for privately held companies and distressed businesses and in international business development. He is also a principal in Stewart Miller and Associates, a financial advisory firm for small to middle market companies. Mr. Miller has served as president of an international subsidiary of an investment banking firm, and for over 20 years was president of consumer product manufacturing and distribution firms. Director of the Company since 1997. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Other directorships: LMI Aerospace, Inc.; Kennedy Capital Management, Inc.; Piedmont Investment Advisors, LLC. Age: 61.

CHARLES W. MUELLER

Retired Chairman and Chief Executive Officer of the Company, UE and Ameren Services and retired Chairman of CILCORP and CILCO. Mr. Mueller began his career with UE in 1961 as an engineer. He was named Treasurer in 1978, Vice President-Finance in 1983, Senior Vice

President-Administrative Services in 1988, President in 1993 and Chief Executive Officer in 1994. Mr. Mueller was elected Chairman, President and Chief Executive Officer of Ameren upon the Merger. He relinquished his position as President of Ameren, UE and Ameren Services in 2001. He was elected Chairman of CILCORP and CILCO in January 2003. Mr. Mueller retired as an officer of Ameren and its subsidiaries on December 31, 2003. Director of the Company since 1997. Mr. Mueller is a past Chairman and current director of the Federal Reserve Bank of St. Louis. Other directorships: Angelica Corporation. Age: 65.

DOUGLAS R. OBERHELMAN

Group President of Caterpillar Inc., the world’s largest maker of con-struction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Oberhelman joined Caterpillar in 1975. He held financial and marketing positions in North and South America before his appointment as Managing Director of Shin Caterpillar Mitsubishi Ltd. (Toyko) in 1991. He was elected a Vice President in 1995 when he served as the company’s Chief Financial Officer. In 1998, he accepted leadership of Caterpillar’s Engine Products Division. Mr. Oberhelman was elected a Group President in 2001 with responsibility for Caterpillar’s Asia-Pacific Division, global purchasing, and financial and legal services. Director of the Company since 2003. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Other directorships: South Side Bank (in Peoria, Illinois). Age: 51.

GARY L. RAINWATER

Chairman, Chief Executive Officer and President of the Company, UE, CILCORP, CILCO and Ameren Services and President and Chief Executive Officer of CIPS. Mr. Rainwater began his career with UE in 1979 as an engineer. He was elected Vice President – Corporate Planning in 1993. In December 1997, he became President and Chief Executive Officer of CIPS. Mr. Rainwater was elected President of AER in 1999 and AEG in 2000. He was elected President and Chief Operating Officer of the Company, UE and Ameren Services in 2001 at which time he relinquished his position as President of AER and AEG. He was elected President of CILCORP and CILCO in 2003. Effective January 1, 2004, upon Mr. Mueller’s retirement, Mr. Rainwater was elected to serve as Chairman and Chief Executive Officer of the Company, UE and Ameren Services in addition to his position as President. At that time, he was also elected Chairman of CILCORP and CILCO in addition to his position as President and Chief Executive Officer. Director of the Company since October 2003. Director of the following Ameren “controlled companies”: CILCORP; CILCO; UE; CIPS; AEG. Age: 57.

HARVEY SALIGMAN

Partner of Cynwyd Investments, a family real estate partnership since 1996. Mr. Saligman also served in various executive capacities in the consumer products industry for more than 35 years. Director of the Company since 1997. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Age: 65.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

Board Structure, Director Compensation and Corporate Governance

Board Structure

Board and Committee Meetings and Annual Meeting Attendance – During 2003, the Board of Directors met seven times. All directors attended or participated in 75% or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

In February 2004, the Company adopted a policy to encourage Board members to attend the annual meeting of shareholders. At the last annual meeting, all then incumbent directors were in attendance.

Age Policy – Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at that annual meeting. Director Cornelius is completing his Board service at the Annual Meeting pursuant to this age policy. In addition, the eligibility of former employees, except for an employee who has been elected Chief Executive Officer of Ameren, UE or CIPS, is limited to the date upon which they retire, resign or otherwise sever active employment with the respective company.

Board Committees – The Board of Directors has a standing Audit Committee (renamed from “Auditing Committee” in February 2004), Contributions Committee, Executive Committee, Human Resources Committee and Nominating and Corporate Governance Committee, the members of which are identified below. The Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-employee directors, each of whom the Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Audit Committee – The general functions of the Audit Committee include: (1) reviewing with management and the independent accountants the adequacy of the Company’s system of internal accounting controls; (2) reviewing the scope and results of the annual examination and other services performed by the independent accountants; (3) reviewing with management and the independent accountants the Company’s annual audited financial statements and recommending to the Board the inclusion of such financial statements in the Company’s Annual Report on Securities and Exchange Commission (the “SEC”) Form 10-K (See “Audit Committee Report” below); (4) reviewing with management and the independent accountants the Company’s quarterly financial statements; (5) reviewing with management and the independent accountants the Company’s earnings press releases; (6) appointing, compensating, overseeing and evaluating of independent accountants and pre-approving audit and other services they perform; and (7) reviewing the scope of audits and the annual budget of the Company’s internal auditors. The Audit Committee has established a system to enable employees to communicate directly with the members of the Committee about deficiencies in the Company’s accounting, internal controls and auditing practices. The Audit Committee held 10 meetings in 2003. Mr. Saligman serves as Chairman of the Committee and Messrs. Liddy, Lumpkin, Miller and since February 2004, Mr. Oberhelman, serve as members. The Board of Directors has determined that each of these persons is qualified to serve on the Audit Committee in accordance with the criteria specified in rules issued by the SEC and the NYSE. In addition, the Board of Directors has determined that Mr. Oberhelman qualifies as an “audit committee financial expert” as that term is defined by SEC rules. Mr. Liddy has informed the Board of Directors that he is also serving on the audit committee of three other public companies (other than Ameren “controlled companies”). The Board has determined such simultaneous service will not impair Mr. Liddy’s ability to serve on the Company’s Audit Committee.

The Audit Committee regularly reviews its written charter and recommends to the Board of Directors changes to the charter. The Board adopted changes to the charter in February 2004, principally to take into account recently adopted rules of the SEC and the NYSE. A copy of the revised written charter of the Audit Committee is attached hereto as Appendix A.

Human Resources Committee – The general functions of the Human Resources Committee include: (1) reviewing and approving corporate goals and objectives relevant to compensation of Chief Executive Officers and Presidents of the Company and its subsidiaries, evaluating performance and compensation of these officers in light of such goals and objectives and establishing compensation levels for these officers; (2) overseeing the evaluation of other executive officers of the Company and its subsidiaries and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under the Company’s Long-Term Incentive Plan of 1998; (4) reviewing and approving any executive employment agreements, severance agreements, change in control agreements and determining policy with respect to Internal Revenue Code Section 162(m); and (5) acting on important policy matters affecting Company personnel. The Human Resources Committee held six meetings in 2003. Mr. Lohman serves as Chairman of the Committee and Messrs. Hays, Liddy and MacCarthy serve as members. See the “Ameren Corporation Human Resources Committee Report on Executive Compensation” below.

Nominating and Corporate Governance Committee – The Nominating and Corporate Governance Committee is responsible for the nomination of directors and the Company’s corporate governance practices. More specifically, the Committee is responsible for: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) reviewing the Board’s policy for director compensation and benefits; (4) establishing a process by which shareholders will be able to communicate with members of the Board; and (5) developing and recommending to the Board corporate governance guidelines applicable to the Company. The Company normally does not pay any third party a fee to identify or evaluate or assist in identifying or evaluating potential director nominees and did not do so with regard to the nominees recommended for election in this proxy statement. The Nominating and Corporate Governance Committee also has oversight responsibilities with respect to the Company’s code of business conduct (referred to as its Corporate Compliance Policy) and its Code of Ethics for Principal Executive and Senior Financial Officers. See “Corporate Governance” below. The Nominating and Corporate Governance Committee held three meetings in 2003. Mr. MacCarthy serves as Chairman of the Committee and Messrs. Cornelius and Hays and since February 2004, Ms. Elliott serve as members.

The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with its Policy

Regarding Nominations of Directors, a copy of which is attached hereto as Appendix B. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in Section 1 of the Policy Regarding Nominations of Directors. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, the Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined by the Company’s Policy Regarding Nominations of Directors. See “Corporate Governance – Director Independence” below.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules.

Contributions Committee – The Contributions Committee makes policies and recommendations with respect to charitable and other contributions. The Contributions Committee held three meetings in 2003. Mr. Cornelius serves as Chairman of the Committee and Messrs. Greenwalt, Hays and Mueller serve as members.

Executive Committee – The Executive Committee has such duties as may be delegated to it from time to time by the Board and has authority to act on most matters concerning management of the Company’s business during intervals between Board meetings. The Executive Committee held two meetings in 2003. Messrs. Cornelius, Greenwalt, Liddy, Lohman, MacCarthy, Miller, Mueller and since February 2004, Mr. Rainwater serve as members.

Executive Sessions of Non-employee Directors – The non-employee directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors as defined by the NYSE listing standards is held at least once a year. During 2003, all non-employee directors were independent. Director John Peters MacCarthy has been chosen as Lead Director to preside at such executive sessions.

Director Compensation

The Nominating and Corporate Governance Committee revisits director compensation from time to time to evaluate the market competitiveness of the Company’s program. Based on a review of current market practices, the increased demands being placed on directors of public companies, and the need to be able to attract and retain directors, the Board of Directors approved a new non-employee director compensation program effective beginning July 1, 2003. Directors who are employees of the Company do not receive compensation for their services as a director.

Under the former non-employee director compensation program, each director received an annual retainer of $20,000 (payable in twelve equal installments), an annual award of 400 shares of the Company’s Common Stock (awarded on or about January 1) and a fee of $1,000 for each Board meeting and each Board Committee meeting attended.

Under the new non-employee director compensation program, each director continues to receive an annual retainer of $20,000 and a fee of $1,000 for each Board Committee meeting attended. However, under the new program, each director receives an annual award of 1,000 shares of the Company’s Common Stock and a fee of $1,500 for each Board meeting attended. In addition, the chairpersons of the Human Resources Committee and the Nominating and Corporate Governance Committee, as well as the Lead Director, each receive an additional annual retainer of $10,000. The chairperson of the Audit Committee receives an additional annual retainer of $15,000 and each member of that committee receives an additional $5,000 annual retainer. Also under the new program, directors receive 50 percent of the applicable meeting fee if their participation in a Board meeting or Board Committee meeting is by telephone rather than in person. Directors are also reimbursed for customary and usual travel expenses.

The following table sets forth the compensation paid to non-employee directors during fiscal year 2003, other than reimbursement for travel expenses.

Director	Annual Board/ Committee Retainer	Board Meeting Fees	Committee Meeting Fees	Total	Annual Stock Award (in shares)
W. E. Cornelius(1)	$20,000	$8,500	$8,000	$36,500	700
S. S. Elliott(2)	3,334	1,500	-	4,834	-
C. L. Greenwalt	20,000	8,500	5,000	33,500	700
T. A. Hays	20,000	8,500	13,000	41,500	700
R. A. Liddy	22,500	7,750	13,000	43,250	700
G. R. Lohman	25,000	8,500	7,000	40,500	700
R. A. Lumpkin	22,500	7,750	8,500	38,750	700
J. P. MacCarthy	30,000	8,500	11,000	49,500	700
P. L. Miller, Jr.	22,500	8,500	9,500	40,500	700
D. R. Oberhelman(3)	13,336	6,500	-	19,836	300
H. Saligman	27,500	6,750	8,500	42,750	700

(1)	Director Cornelius is completing his Board service at the Annual Meeting.
(2)	Director Elliott was first elected to the Board on October 10, 2003.
(3)	Director Oberhelman was first elected to the Board at the annual meeting of shareholders held in April 2003.

An optional deferred compensation plan available to directors permits non-employee directors to defer all or part of their annual cash retainer and meeting fees. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies.

Corporate Governance

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct – The Board of Directors has adopted Corporate Governance Guidelines, a Policy Regarding Nominations of Directors, a Shareholder Communications Policy and written charters for its Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee. The Board of Directors also has adopted the Company’s code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the Company’s directors, officers and employees and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers. These documents and other items relating to the governance of the Company, including the

Company’s corporate strategic planning process and the Board’s involvement in such process, can be found on the Company’s website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests it from the office of the Company’s Secretary.

Director Independence – The Board of Directors has determined, after careful review, that all director nominees, except Messrs. Rainwater and Mueller, are independent as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Under the Company’s Policy Regarding Nominations of Directors, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•	is not and no member of his or her immediate family is currently, and for the past three years has not, and no member of his or her immediate family has, been affiliated with or employed in a professional capacity by a present or former internal auditor or external auditor (or an affiliate of such auditor) of the Company;

•	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has, been part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2% standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/ executive officer or in which the director holds at least a 5% equity interest.

Certain Relationships and Related Transactions – During 2003, subsidiaries of Ameren were parties to certain business transactions with institutions related to directors and nominees. These transactions, which were principally related to the supply of regulated public utility energy services and non-regulated energy services, were done in the ordinary course of business, with terms and conditions the same or substantially the same as those prevailing for comparable transactions with non- affiliated persons. The Board of Directors has determined that none of these business transactions cause a material relationship to exist between the Company and a director or nominee as defined by the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Only Mr. Douglas R. Oberhelman had a business relationship with the Company in 2003 that is required to be reported. Mr. Oberhelman is an executive officer of Caterpillar Inc. which purchases regulated public utility energy services and non-regulated energy services from certain of the Company’s subsidiaries (primarily CILCO, Ameren Energy Marketing Company and UE) and sells and leases equipment to some of the Ameren subsidiaries. During 2003, revenues from energy sales by Ameren subsidiaries to Caterpillar aggregated approximately $32 million excluding revenues from the supply of regulated public utility services and revenues based on competitive bid transactions. Payments made by Ameren subsidiaries to Caterpillar for the purchase or lease of equipment during 2003 aggregated approximately $352,000. These transactions, many of which are for multiple year terms, were entered into in the ordinary course of business on an arms length basis. The total of all payments made by the Company’s subsidiaries to Caterpillar and payments received by the Company’s subsidiaries from Caterpillar during 2003 (including payments related to the supply of regulated public utility services and payments related to competitive bid transactions) did not exceed 2% of Caterpillar’s 2003 consolidated revenues of approximately $22.76 billion. In addition, the total of all payments made by Ameren subsidiaries to Caterpillar during 2003 were less than 2% of Ameren’s 2003 consolidated revenues of approximately $4.59 billion.

Shareholder Communications with Directors – The non-employee directors of the Board of Directors have adopted a policy for shareholders to send communications to the Board. Shareholders who desire to communicate with the Company’s directors or a particular director may write to: Ameren Corporation Board of Directors, c/o Manager of Investor Relations, 1901 Chouteau Avenue, MC 202, St. Louis, Missouri 63103. Communications received from shareholders to the Board of Directors will be reviewed by the Manager of Investor Relations and if they are relevant to, and consistent with, the Company’s operations and policies that are approved by all non-employee members of the Board, they will be forwarded to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Annual Assessment of Board and Board Committee Performance – Beginning in 2003, the Board reviewed its own performance, structure and processes in order to assess how effectively it is functioning. This assessment was implemented and is administered by the Nominating and Corporate Governance Committee through an annual Board self-evaluation survey. The views of individual directors are collected by the Secretary of the Company and the chairman of the Nominating and Corporate Governance Committee and summarized for consideration by the full Board. In addition, beginning in 2003, each of the Audit Committee, Human Resources Committee and the Nominating and Corporate Governance Committee of the Board conducted an annual self evaluation of its performance.

Item (2): Ratification of the Appointment of Independent Auditors for the Fiscal Year Ending December 31, 2004

The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent auditors for the fiscal year ending December 31, 2004. PWC was appointed by the Audit Committee.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding PWC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Passage of the proposal requires the affirmative vote of a majority of the votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2004.

Item (3):    Shareholder Proposal Relating to the Storage of Irradiated Fuel Rods at the Callaway Nuclear Plant

Proponents of the shareholder proposal described below notified the Company of their intention to attend the 2004 Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information.

WHEREAS:

As long as the Callaway nuclear power plant operates, it will continue generating radioactively and thermally hot, irradiated fuel rods. In order to replace some of the irradiated fuel rods every few years with new fuel rods, the irradiated rods must be transferred from the Reactor Vessel to the on-site Spent Fuel Pool for wet storage and cooling, for at least five years. Callaway’s irradiated fuel rods have been accumulating in the fuel pool since 1986. The US Nuclear Regulatory Commission has granted Ameren permission to store far more irradiated rods in the Callaway Fuel Pool than intended in the pool’s initial design.

Irradiated fuel rods must be kept isolated from the biosphere for hundreds of thousands of years.

According to a February 2001 NRC study, even in a shutdown plant undergoing decommissioning, a spent fuel pool catastrophe could raise the risk of radiation-induced cancer as far away as 500 miles, and of fatalities from radiation poisoning near the plant. The risks from a fuel pool accident at an operating plant are at least as great.

In 2002, the President and the Congress approved the siting of a federal underground repository for irradiated fuel rods at Yucca Mountain, Nevada. The repository is not yet finally designed or licensed. If licensed, its construction would not be completed until at least 2015. The nuclear industry describes Yucca Mountain as one single site where the nation’s irradiated fuel rods could be consolidated. However, capacity at Yucca Mountain is limited by law. Irradiated fuel rods now being stored at reactors older than Callaway would have priority for disposal space. There may not be room for a sizable amount of Callaway’s fuel rods in this first national repository.

Since each nuclear power plant’s irradiated rods must be kept at that plant’s site at least temporarily, submerged in water, highly radioactive rods will continue to be scattered nationwide at operating plants as long as nuclear plants continue operating.

Homeland Security Director Tom Ridge has said that structural changes may be necessary to fortify nuclear plants against September 11 kinds of attacks, and other threats not previously considered. Construction on-site at Callaway of a fortified bunker or other structure (below- or partially below-grade), concealed from off-site locations, may be essential to provide more protective safeguards for the interim storage of Callaway’s irradiated fuel rods.

RESOLVED:

In light of heightened public safety concerns, shareholders request that Ameren prepare a report, at reasonable cost, that outlines the current vulnerability and substantial risks of the interim storage of irradiated fuel rods at the Callaway Plant and that proposes measures to reduce those risks. A copy of the report, omitting proprietary and security information, should be available to shareholders on request by August 2004.

SUPPORTING STATEMENT:

Ameren remains morally responsible and financially liable for Callaway, for securing its radioactive wastes, and for protecting its workers and the public into the indefinite future. We believe this study is essential for realistic and responsible economic and ethical planning.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (3).

In light of the extensive regulation by the Nuclear Regulatory Commission (the “NRC”) on security issues at nuclear power plants and the proprietary nature of the security information requested by this proposal, the Board is of the opinion that developing information in the form requested is unnecessary and would increase expenses without a commensurate increase in relevant information. In addition to evaluations by the NRC, numerous independent assessments have also judged nuclear plant security as excellent. These assessments have come from the Office of Homeland Security and the Democratic Leadership Council’s Progressive Policy Institute, among others.

•	When addressing the vulnerability of nuclear power plants, NRC Chairman Nils Diaz stated in April 2003 that “nuclear power plants, to a greater extent than any other kind of facility in our entire civilian infrastructure, are built to withstand powerful impacts.”

•	In August, 2003, the Department of Homeland Security Undersecretary Michael Brown said, “The security plans for the nation’s nuclear power plants are in excellent shape…”

•	America’s nuclear power plants received an “A” grade in a homeland security report released July 24, 2003 by the Progressive Policy Institute, the policy arm of the Democratic Leadership Council.

•	The industry has analyzed the potential impacts of aircraft attacks to nuclear plants and found that structures such as the containment building and spent fuel pool would not be breached by the aircraft impact.

The Board believes that, considering the proprietary nature of the information requested, the extensive regulation of the Callaway Plant by the NRC and current evaluations by the NRC, the Office of Homeland Security and the Progressive Policy Institute, there are no reasons to make public additional studies of Callaway Plant security. Additional expenditures for such information would be imprudent, and therefore the Board recommends voting AGAINST ITEM (3).

Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (4):    Other Matters

The Board of Directors does not know of any matter, other than the election of Directors, ratification of the appointment of independent auditors, and the shareholder proposal set forth above, which may be presented to the meeting.

SECURITY OWNERSHIP

Security Ownership of More Than 5% Shareholders – The following table contains information with respect to the ownership of Ameren Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock owned Beneficially at December 31, 2003		Percent of Common Stock (%)
Capital Research and
Management Company
333 South Hope Street
Los Angeles, California 90071	12,727,760	(1)	7.8

(1)	The number of shares owned as of December 31, 2003 according to Amendment No. 5 to Schedule 13G filed with the SEC on February 13, 2003. Capital Research and Management Company is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. It is deemed to be the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The shares reported by Capital Research and Management Company include 1,480,460 shares resulting from the assumed conversion of 2,760,000 shares of the Company’s 9.75% Adjustable Conversion-Rate Equity Security Units.

Security Ownership of Management – The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of February 1, 2004 for (i) each director and nominee for director of the Company, (ii) the Company’s Chairman and Chief Executive Officer, the four other most highly compensated executive officers of the Company (and/or its subsidiaries) who were serving as executive officers at the end of 2003 and Mr. Paul A. Agathen, who ceased serving as an executive officer in October 2003, named in the Summary Compensation Table below (the “Named Executive Officers”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent Owned(2)
Paul A. Agathen	68,575	*
Warner L. Baxter	50,676	*
William E. Cornelius(3)	16,220	*
Susan S. Elliott	1,000	*
Clifford L. Greenwalt	19,809	*
Thomas A. Hays(4)	13,282	*
Richard A. Liddy	11,932	*
Gordon R. Lohman	4,229	*
Richard A. Lumpkin	6,921	*
John Peters MacCarthy(5)	13,182	*
Paul L. Miller, Jr.	6,217	*
Charles W. Mueller	367,062	*
Douglas R. Oberhelman	1,309	*
Gary L. Rainwater	112,750	*
Garry L. Randolph	56,958	*
Harvey Saligman	7,182	*
Thomas R. Voss	56,741	*

All directors, nominees for director and executive officers as a group (41 persons)	1,386,462	*

*	Less than one percent

(1)	This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Also includes shares issuable within 60 days upon the exercise of stock options as follows: Mr. Agathen, 51,950; Mr. Baxter, 37,675; Mr. Mueller, 303,200; Mr. Rainwater, 78,150; Mr. Randolph, 38,975; and Mr. Voss, 41,100. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.
(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 162,930,341 shares of Common Stock outstanding on February 1, 2004 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2004, including, but not limited to, upon the exercise of options.

Footnotes to Security Ownership of Management Table (Cont.)

(3)	Director Cornelius is completing his Board service at the Annual Meeting.
(4)	Director Hays’ shares are held by TMH Investment Co. Ltd., a family partnership of which he is the managing general partner.
(5)	Director MacCarthy disclaims ownership of 5,000 of the reported shares held by his spouse and children as trustees.

The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

Section 16(a) Beneficial Ownership Reporting Compliance – Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. To the best of the Company’s knowledge, all required reports were filed on time and all transactions by the Company’s directors and executive officers were reported on time during 2003, except that through administrative oversights (i) Director Liddy filed one late stock transaction report covering one transaction in Ameren Common Stock; (ii) Mr. Oberhelman, who became a director of the Company on April 22, 2003, did not file his initial Form 3 Report until September 3, 2003 (during which period he made no transactions in Ameren securities); (iii) J. Kay Smith, a vice president of an Ameren subsidiary until her retirement in October, 2003, filed one late stock transaction report covering the post-retirement liquidation of her shares of Ameren Common Stock in the Company’s 401(k) plan and employee stock ownership plan; (iv) C. J. Hopf, Jr., a former vice president of an Ameren subsidiary, filed one late stock transaction report covering two transactions in Ameren Common Stock; (v) Scott A. Cisel, a vice president of an Ameren subsidiary filed one late stock transaction report covering one transaction in Ameren Common Stock; and (vi) Richard J. Mark, a vice president of an Ameren subsidiary, filed an amended Form 4 to report the ownership of shares of Ameren Common Stock that he inadvertently failed to initially report.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Ameren Corporation Human Resources Committee Report on Executive Compensation and the Performance Graph on page 29 shall not be deemed to be incorporated by reference into any such filings.

Ameren Corporation Human Resources Committee Report on Executive Compensation

Ameren Corporation and its subsidiaries’ (collectively referred to as “Ameren”) goal for executive compensation is to approximate the median of the range of compensation paid by similar companies. Accordingly, the Human Resources Committee of the Board of Directors of Ameren Corporation, which is comprised entirely of non-employee Directors, makes annual reviews of the compensation paid to the executive officers of Ameren. The Committee’s compensation decisions with respect to the five highest paid officers of Ameren Corporation and its principal subsidiaries are subject to approval by such company’s Board of Directors. Following the annual reviews, the Committee authorizes appropriate changes as determined by the three basic components of the executive compensation program, which are:

•	Base salary,

•	A performance-based short-term incentive plan, and

•	Long-term stock-based awards.

First, in evaluating and setting base salaries for executive officers, including the Chief Executive Officers of Ameren Corporation and its subsidiaries, the Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of operations; the impact of operating conditions; the effect of economic changes on salary structure; and comparisons with compensation paid by similar companies. Such considerations are subjective, and specific measures are not used in the review process.

The second component of the executive compensation program is a performance-based Executive Incentive Compensation Plan established by the Ameren Corporation Board, which provides specific, direct relationships between corporate results and Plan compensation. For 2003, Ameren consolidated year-end earnings per share (EPS) target levels were set by the Human Resources Committee. There were three EPS performance levels established for 2003. Threshold is the minimum EPS performance level that incentives will be funded; Target is the goal or desired level of EPS performance; and Maximum is the highest level of funding based on exceptional EPS performance. If EPS reaches at least the Threshold target level, the Committee authorizes incentive payments with respect to the EPS performance level within prescribed ranges based on individual performance and degree of responsibility. If EPS fails to reach the Threshold target level, no payments are made. Under the Plan, it is expected that payments to the Chief Executive Officers of Ameren Corporation and its subsidiaries will range from 0-90% of base salary. In 2003, additional incentive funding was made available, contingent on achieving a predetermined EPS level, to reward the performance of executive and management employees due to the 2003 salary freeze. This funding was to be between 2% and 6% of salaries depending on qualifying EPS performance. The actual funding for this additional one-time incentive was 5.73% of salary. This bonus was combined with the annual incentive bonus payment. For 2003, actual payments to the Chief Executive Officers of Ameren Corporation and its subsidiaries ranged from 80% to 94% of base salary.

The third component of the 2003 executive compensation program is the Long-Term Incentive Plan of 1998, which also ties compensation to performance. The Plan was approved by Ameren Corporation shareholders at its 1998 Annual Meeting and provides for the grant of options, restricted stock, performance awards, stock appreciation rights and other awards. The Human Resources Committee determines who participates in the Plan and the number and types of awards to be made. It also sets the terms, conditions, performance requirements and limitations applicable to each award under the Plan. Since 2001, awards have been exclusively in the form of restricted stock. Awards under the 1998 Plan have been at levels that approximate the median of the range of awards granted by similar companies.

In determining the reported 2003 compensation of the Chief Executive Officers, as well as compensation for the other executive officers, the Human Resources Committee considered and applied the factors discussed above. Further, the reported compensation reflects a level of achievement exceeding the Target but short of the Maximum level in 2003 EPS. Authorized compensation for the Company’s executive officers fell within the ranges of those paid by similar companies.

Human Resources Committee:

Gordon R. Lohman, Chairman

Thomas A. Hays

Richard A. Liddy

John Peters MacCarthy

Human Resources Committee Interlocks and Insider Participation

The members of the Human Resources Committee of the Board of Directors for the 2003 fiscal year were Messrs. Lohman, Hays, Liddy and MacCarthy. No member of this committee was at any time during the 2003 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during the 2003 fiscal year.

PERFORMANCE GRAPH

5 Year Cumulative Total Return

Ameren Corporation, S&P 500 Index, EEI Index(a)

Value of $100 invested 01/01/99, including reinvestment of dividends

(a) Edison Electric Institute Index of 100 investor-owned electric utilities.

Note: Ameren management consistently cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

Compensation Tables

The following tables set forth compensation information for the Company’s Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries. No options were granted in fiscal year 2003 to any Named Executive Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Annual Compensation		Long-Term Compensation Awards		All Other Compen- sation($)(4)
		Salary($)	Bonus($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options(#)
C. W. Mueller(5)	2003	730,000	688,000	620,500	-	115,307
Chairman and	2002	730,000	350,400	620,500	-	137,075
Chief Executive	2001	700,000	277,200	594,991	-	146,651
Officer, Ameren,
UE and Ameren
Services;
Chairman,
CILCORP and
CILCO

G. L. Rainwater(6)	2003	500,000	397,500	374,987	-	20,718
President and	2002	500,000	200,000	375,020	-	22,237
Chief Operating	2001	446,667	139,430	251,997	-	24,762
Officer, Ameren,
UE and Ameren
Services;
President and
Chief Executive
Officer, CIPS;
President,
CILCORP and
CILCO

W. L. Baxter(7)	2003	340,834	287,340	191,984	-	12,013
Executive Vice	2002	293,333	128,000	168,003	-	3,408
President and	2001	248,000	61,600	92,784	-	5,095
Chief Financial
Officer, Ameren,
CIPS, UE,
Ameren Services,
AEG, CILCORP
and CILCO

SUMMARY COMPENSATION TABLE (Cont.)

Name and Principal Position(1)	Year	Annual Compensation		Long-Term Compensation Awards		All Other Compen- sation($)(4)
		Salary($)	Bonus($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options(#)

G. L. Randolph	2003	309,000	189,000	185,387	-	15,517
Senior Vice	2002	309,000	93,936	185,385	-	17,496
President,	2001	291,000	74,900	174,594	-	20,062
UE, CIPS, AEG,
Ameren Services,
CILCORP and
CILCO

T. R. Voss(8)	2003	270,417	202,900	156,019	-	14,241
President, AER	2002	260,000	88,000	156,018	-	15,869
and AEG; Senior	2001	244,000	61,200	146,410	-	14,392
Vice President,
UE, CIPS,
Ameren Services,
CILCORP and
CILCO

P. A. Agathen	2003	296,000	175,850	177,598	-	151,709	(9)
Former Senior	2002	296,000	89,984	177,608	-	44,840
Vice President,	2001	285,000	69,600	171,019	-	37,167
UE, CIPS,
Ameren Services,
AEG, CILCORP
and CILCO

(1)	Includes compensation received as an officer of Ameren and its subsidiaries.
(2)	Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.
(3)

This column is based on the closing market price of Ameren Common Stock on the date the restricted stock was awarded (for 2003, $39.74 per share on February 14, 2003, for 2002, $42.50 per share on February 8, 2002 and for 2001, $41.57 per share on February 9, 2001). The aggregate number of restricted shares of Ameren Common Stock held at December 31, 2003 and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed times the closing market price at December 31, 2003 ($46.00 per share), was 44,693 shares and $2,055,878 for Mr. Mueller; 27,207 shares and $1,251,522 for Mr. Rainwater; 12,249 shares and $563,454 for Mr. Baxter; 14,891 shares and $684,986 for Mr. Randolph; 12,517 shares and $575,782 for Mr. Voss; and 14,307 shares and $658,122 for Mr. Agathen. Restricted shares have the potential to vest equally over a seven-year period from date of grant (one-seventh on each anniversary date) based upon the achievement of certain Company performance levels and upon the achievement of required stock ownership levels based on position and salary (ownership levels range from three to five times salary). The vesting period is reduced from seven years to three years if Ameren’s ongoing earnings per share achieve a prescribed growth rate over the three-year period. Restricted stock that would otherwise vest remain restricted until prescribed minimum stock ownership levels are satisfied by the Named Executive Officer. Upon the occurrence of a “change in control” as defined in the Long-Term Incentive Plan of 1998, all restrictions and vesting requirements with respect to the

Footnotes to Summary Compensation Table (Cont.)

restricted stock terminate. The requirements on stock ownership levels have been waived with respect to Mr. Agathen in connection with his resignation and retirement. See “Arrangements with Named Executive Officers” – “Separation Agreement.” Dividends declared on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The Named Executive Officers are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.

(4)	Amounts include matching contributions to the Company’s 401(k) plan and above-market earnings on deferred compensation. For fiscal year 2003, amount includes (a) matching contributions to the Company’s 401(k) plan and (b) above-market earnings on deferred compensation, as follows:

	(a)	(b)
C. W. Mueller	$9,153	$81,268
G. L. Rainwater	9,047	3,880
W. L. Baxter	9,619	1,109
G. L. Randolph	9,008	2,620
T. R. Voss	8,366	2,153
P. A. Agathen	8,719	35,755

For fiscal year 2003, amount also includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officer, as follows:

C. W. Mueller	$24,886
G. L. Rainwater	7,792
W. L. Baxter	1,285
G. L. Randolph	3,889
T. R. Voss	3,722
P. A. Agathen	4,409

(5)	Mr. Mueller retired as Chairman and Chief Executive Officer of the Company and the named subsidiaries on December 31, 2003. He was succeeded by Mr. Rainwater.
(6)	Effective January 1, 2004, Mr. Rainwater was elected as Chairman and Chief Executive Officer of the Company, UE and Ameren Services in addition to his position as President. At that time, he also was elected Chairman of CILCORP and CILCO in addition to his position as President and Chief Executive Officer. Mr. Rainwater continues to serve as President and Chief Executive Officer of CIPS.
(7)	Effective October 10, 2003, Mr. Baxter was elected Executive Vice President and Chief Financial Officer of the Company and the named subsidiaries. During the period prior to that date in 2003, he served as Senior Vice President with chief financial officer responsibilities.
(8)	Effective October 10, 2003, Mr. Voss was elected President of AER and AEG. During the period prior to that date in 2003, he served as Senior Vice President of AEG as well as the other subsidiaries named above.
(9)	For fiscal year 2003, amount also includes a payment of $102,826 to Mr. Agathen in connection with his resignation and retirement from the Company and its subsidiaries. See “Arrangements with Named Executive Officers” – “Separation Agreement.”

AGGREGATED OPTION EXERCISES IN 2003

AND YEAR-END VALUES(1)

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Unexercised Options at Year End(#)		Value of In-the-Money Options at Year End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. W. Mueller	-	-	230,325	72,875	2,150,578	987,234
G. L. Rainwater	-	-	63,025	23,275	614,822	309,891
W. L. Baxter	-	-	31,475	9,725	287,859	130,828
G. L. Randolph	-	-	32,775	9,725	300,722	130,828
T. R. Voss	-	-	30,275	18,975	359,949	269,578
P. A. Agathen	42,900	245,421	36,825	23,275	415,247	309,891

(1)	No options were granted by the Company in 2003.
(2)	These columns represent the excess of the closing price of the Company’s Common Stock of $46.00 per share, as of December 31, 2003, above the exercise price of the options. The amounts under the Exercisable column report the “value” of options that are vested and therefore could be exercised. The Unexercisable column reports the “value” of options that are not vested and therefore could not be exercised as of December 31, 2003. There is no guarantee that, if and when these options are exercised, they will have this value. Upon the occurrence of a “change in control” as defined in the Long-Term Incentive Plan of 1998, all options become vested and immediately exercisable.

Ameren Retirement Plan

Most salaried employees of Ameren and its subsidiaries earn benefits under the Ameren Retirement Plan immediately upon employment. Benefits generally become vested after five years of service. On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings equals base pay, overtime and annual bonuses, which are equivalent to amounts shown as “Annual Compensation” in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant’s account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*	Transition Credit Pensionable Earnings	Total Credits

Less than 30	3%	1%	4%

30 to 34	4%	1%	5%

35 to 39	4%	2%	6%

40 to 44	5%	3%	8%

45 to 49	6%	4.5%	10.5%

50 to 54	7%	4%	11%

55 and over	8%	3%	11%

*	An additional regular credit of 3% is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bills for the previous October, plus 1%. In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998. When a participant terminates employment, the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution. Benefits are not subject to any deduction for Social Security or other offset amounts.

In certain cases pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal

Revenue Code. A Supplemental Retirement Plan is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such Code limitations were not in effect and the reduced benefit payable as a result of such Code limitations. The plan is unfunded and is not a qualified plan under the Internal Revenue Code.

The following table shows the estimated annual retirement benefits, including supplemental benefits, which would be payable to each Named Executive Officer listed if he were to retire at age 65 at his 2003 base salary and annual bonus, and payments were made in the form of a single life annuity.

Name	Year of 65th Birthday	Estimated Annual Benefit

C. W. Mueller	2003	$360,000

G. L. Rainwater	2011	190,000

W. L. Baxter	2026	138,000

G. L. Randolph	2013	164,000

T. R. Voss	2009	108,000

P. A. Agathen	2012	87,000

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Change of Control Severance Plan

Under the Ameren Corporation Change of Control Severance Plan, designated officers of Ameren and its subsidiaries, including the Named Executive Officers, are entitled to receive severance benefits if their employment is terminated under certain circumstances within three years after a “change of control”. A “change of control” occurs, in general, if (i) any individual, entity or group acquires 20% or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of Ameren, or who have been approved by a majority of the Board, cease for any reason to constitute a majority of the Board; or (iii) Ameren enters into certain business combinations, unless certain requirements are met regarding continuing ownership of the outstanding Common Stock and voting securities of Ameren and the membership of its Board of Directors.

Severance benefits are based upon a severance period of two or three years, depending on the officer’s position. An officer entitled to severance will receive the following: (a) salary and unpaid vacation pay through the date of termination; (b) a pro rata bonus for the year of termination, and base salary and bonus for the severance period; (c) continued employee welfare benefits for the severance period; (d) a cash payment equal to the actuarial value of the additional benefits the officer would have received under Ameren’s qualified and supplemental retirement plans if employed for the severance period; (e) up to $30,000 for the cost of outplacement services; and (f) reimbursement for any excise tax imposed on such benefits as excess payments under the Internal Revenue Code.

Separation Agreement

On October 9, 2003, the Company entered into a separation agreement with Mr. P. A. Agathen which provided for his resignation as an officer on October 24, 2003 and his placement on paid leave of absence until his retirement effective February 1, 2004. The agreement provides for the following payments or benefits to Mr. Agathen: (i) a severance benefit in the amount of $308,477 payable in three substantially equal installments in October 2003, January 2004 and January 2005; (ii) a fee of $150,000 per year (including reimbursement of expenses) for providing consulting services to the Company for two years from February 1, 2004 through January 31, 2006; (iii) continued vesting of restricted stock awards as if employment were continued, without regard to ownership level requirements; (iv) for 36 months after February 1, 2004, continued right to exercise in accordance with their terms his outstanding options to purchase up to 100,900 shares of the Company’s Common Stock; (v) eligibility for the Company’s retiree medical plan at certain higher Company contribution caps ($1,550 per month through age 65 and $700 per month after age 65); (vi) a bonus of $175,850 under the Company’s 2003 Executive Incentive Plan with no eligibility for an annual bonus under the Company’s 2004 plan; (vii) senior executive level career transition services up to a maximum cost of $25,500; and (viii) rights to convert his current life insurance coverage.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

The Audit Committee reviews Ameren Corporation’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2003 Annual Report on SEC Form 10-K with Ameren’s management and the independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent accountants, the accountants’ independence from Ameren and its management including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received from the independent accountants. To ensure the independence of the accountants, Ameren has instituted monitoring processes at both the internal management level and the Audit Committee level. At the management level, a vice president and the corporate controller are required to review and pre-approve all engagements of the independent accountants for any category of services. In addition, the corporate controller is required to provide to the Audit Committee at each of its meetings a written description of all services performed by the independent accountants and the corresponding fees. The monitoring process at the Audit Committee level includes a requirement that the Committee pre-approve the use of the independent accountants to perform any category of services. At each Audit Committee meeting, the Committee will receive separate reports from the independent accountants and the corporate controller concerning audit fees and fees paid to the independent accountants for all other services rendered, with a description of the services performed. The Audit Committee has considered whether the independent accountants’ provision of the services covered under the captions “Independent Accountants” – “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the proxy statement is compatible with maintaining the accountants’ independence and has concluded that the accountants’ independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ameren’s Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee:

Harvey Saligman, Chairman

Richard A. Liddy

Richard A. Lumpkin

Paul L. Miller, Jr.

INDEPENDENT ACCOUNTANTS

PWC served as the independent accountants for Ameren and its subsidiaries in 2003. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees For Fiscal Years 2002 and 2003

Audit Fees:

The aggregate fees for professional services rendered by PWC for (i) the audit of the consolidated annual financial statements of Ameren included in Ameren’s 2003 Annual Report to Shareholders and in Ameren’s 2003 combined Form 10-K and the annual financial statements of its subsidiaries included in Ameren’s 2003 combined Form 10-K; (ii) the reviews of the quarterly financial statements included in the Forms 10-Q of Ameren and its subsidiaries for the 2003 fiscal year; and (iii) for comfort letters and assistance with and review of documents filed with the SEC, were $780,400.

Fees billed by PWC for audit services rendered to Ameren and its subsidiaries during the 2002 fiscal year totaled $740,400.

Audit-Related Fees:

The aggregate fees for audit-related services rendered by PWC to Ameren and its subsidiaries during the 2003 fiscal year totaled $1,014,879. Such services consisted of: (i) Illinois Power acquisition assistance – $329,989; (ii) CILCORP acquisition assistance – $300,490; (iii) employee benefit plan audits – $270,700; (iv) Sarbanes-Oxley Act Section 404 implementation assistance – $43,200; (v) Ameren Energy EBIT audit – $32,500; (vi) Illinois required audits – $28,500; (vii) certain accounting and reporting consultations – $5,500; and (viii) stock transfer/registrar review – $4,000.

Fees billed by PWC for audit-related services rendered to Ameren and its subsidiaries during the 2002 fiscal year totaled $345,200.

Tax Fees:

PWC rendered no tax services to Ameren and its subsidiaries during the 2003 fiscal year. The fees for tax services rendered by PWC to Ameren and its subsidiaries during the 2002 fiscal year totaled $65,500.

All Other Fees:

The aggregate fees billed to Ameren by PWC during the 2003 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $39,650. Such services consisted of (i) agreed-upon procedure engagement related to supply contracts – $38,250; and (ii) reference materials – $1,400.

Fees billed by PWC for all other services rendered to Ameren and its subsidiaries during the 2002 fiscal year totaled $99,800.

Policy Regarding the Approval of Independent Accountants Provision of Audit and Non-Audit Services

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants. This policy and the procedure by which it is implemented is included in the “Audit Committee Report” above. The Audit Committee pre-approved under that policy 100 percent of the fees for services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for fiscal years 2002 and 2003.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the proxy material for the Company’s 2005 annual meeting of shareholders must be received by the Secretary of the Company on or before November 16, 2004. We expect that the 2005 annual meeting of shareholders will be held on April 26, 2005.

In addition, under the Company’s By-Laws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in the Company’s Policy Regarding Nominations of Directors, a copy of which is attached hereto as Appendix B. A copy of the Company’s By-Laws may be obtained by written request to the Secretary of the Company.

PROXY SOLICITATION

In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by directors, officers and key employees of the Company on a voluntary basis without compensation. The Company will bear the cost of soliciting proxies on its behalf.

A COPY OF THE COMPANY’S MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED, WITHOUT CHARGE, TO SHAREHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO STEVEN R. SULLIVAN, SECRETARY, P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT AMEREN’S HOME PAGE ON THE INTERNET – http://www.ameren.com

AMEREN CORPORATION AUDIT COMMITTEE CHARTER	APPENDIX A

PURPOSE

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The Audit Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the Company. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full power to retain external auditors, outside counsel or other experts for this purpose. The Company shall at all times make adequate provisions for the payment of all fees and other compensation approved by the Audit Committee to the independent accountants in connection with the issuance of their audit report or to any consultants or experts employed by the Audit Committee. (Note: Commencing with the 2004 Annual Meeting of Shareholders of the Company, the Audit Committee shall perform its committee functions for all Ameren Corporation subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934.)

AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall satisfy the independence requirements of the New York Stock Exchange (“NYSE”) and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. The members of the Audit Committee will meet the applicable requirements of the Securities and Exchange Commission (“SEC”) and the NYSE. At least one member of the Audit Committee shall (a) qualify as a “financial expert” within the meaning of the rules of the SEC and (b) have “accounting or related financial management expertise” within the meaning of the rules of the NYSE. Audit Committee members shall not simultaneously serve on the audit committees of more than two additional audit committees of other public companies, unless the Board determines that service by any member of the Audit Committee on more than two additional audit committees of other public companies (other than controlled companies of Ameren Corporation) would not impair the ability of such member to effectively serve on Ameren’s Audit Committee. Directors’ fees (including fees for attendance at meetings of committees of the Board) are the only compensation that an Audit Committee member may receive from the Company.

The Board shall appoint the Chair and the other members of the Audit Committee annually, considering the recommendation of the Nominating and Corporate Governance Committee. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

The Chair shall be responsible for leadership of the Audit Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board. The Audit Committee shall meet at least four times each year (or more frequently if circumstances require) and hold such other meetings from time to time as may be called by its Chair, the Chief Executive Officer or any two members of the Committee. Meetings may also be held telephonically or actions may be taken by unanimous written consent. A majority of the members of the Audit Committee shall constitute a quorum of the Committee. The vote of a majority of the members of the full Audit Committee shall be the act of the Committee. Except as expressly provided in this Charter or the By-Laws of the Company or as required by law, regulations or NYSE listing standards, the Audit Committee shall fix its own rules of procedure.

AUDIT COMMITTEE AUTHORITY, DUTIES AND RESPONSIBILITIES

1.    The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent accountants employed by the Company (including resolution of disagreements between management and the accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Audit Committee.

2.    The Audit Committee shall have the sole authority to appoint or replace the independent accountants that audit the financial statements of the Company. The Audit Committee shall have the ultimate authority and responsibility to evaluate the performance of the independent accountants and, where appropriate, replace the independent accountants. In the process, the Audit Committee will discuss and consider the accountants’ written affirmation that the accountants are in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountants full access to the Audit Committee (and the Board) to report on any and all appropriate matters.

3.    The Audit Committee shall ensure that the independent accountants submit on a quarterly basis to the Audit Committee a statement delineating all relationships between the independent accountants and the Company and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the accountants’ objectivity and independence; and, if deemed appropriate by the Audit Committee, recommend that the Board of Directors take appropriate action to ensure the independence of the accountants.

4.    The Audit Committee shall review with the independent accountants and with the internal auditors the proposed scope of the annual audit (including planning, staffing, budget, locations and reliance upon management), past audit experience, the Company’s internal audit program, recently completed internal audits and other matters bearing upon the scope of the audit. The Audit Committee shall pre-approve all audit engagement fees and terms and other significant compensation to be paid to the independent accountants as well as approve all non-audit engagements with the independent accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee.

5.    The Audit Committee shall review and discuss with management and the independent accountants the annual audited financial statements to be included in the Company’s Form 10-K filing, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, (b) matters regarding accounting and auditing principles as well as internal controls that could have a significant effect on the Company’s financial statements and (c) any other matters required to be discussed by the Statement on Auditing Standards No. 61, as modified or supplemented, relating to the conduct of the audit, prior to the filing of the Company’s Form 10-K. The Audit Committee shall also recommend to the Board that the Company’s annual financial statements, together with the report of their independent accountants as to their examination, be included in the Company’s Form 10-K.

6.    The Audit Committee shall review and discuss with management and the independent accountants the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as modified or supplemented, prior to the filing of the Company’s Form 10-Q, including the results of the independent accountants’ reviews of the quarterly financial statements to the extent applicable.

7.    The Audit Committee shall review and discuss with management and the independent accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and reports from management and the independent accountants as to the Company’s internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent accountants and the management’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, derivatives and liquidity exposures, on the financial statements of the Company; (f) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance, if any (generally or on a case-by-case basis) provided to analysts and rating agencies; and (g) suggestions or recommendations of the independent accountants or the internal auditors regarding any of the foregoing items.

8.    The Audit Committee shall obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. The Audit Committee shall evaluate the qualifications, performance and independence of the independent accountants, including a review and evaluation of the lead partner of the independent accountant and taking into account the opinions of management and the Company’s internal auditors.

9.    The Audit Committee shall ensure that the lead audit partner of the independent accountants and the concurring audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002, and further consider rotation of the independent accountant firm itself.

10.    The Audit Committee shall recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who were engaged on the Company’s account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, CFO, controller or chief accounting officer to have participated in the Company’s audit as an employee of the independent accountants during the preceding one-year period).

11.    The Audit Committee shall discuss with the independent accountants any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

12.    The Audit Committee shall obtain and review disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

13.    The Audit Committee shall meet on a regular basis with a representative or representatives of the internal auditors of the Company and review the reports of the internal auditors.

14.    The Audit Committee shall review the independent accountants’ assessment of the Company’s internal controls and internal audit function.

15.    The Audit Committee shall (a) review the appointment, replacement, reassignment or dismissal of the internal audit manager or approve the retention of, and engagement terms for, any third party provider of internal audit services, (b) review the performance of the Company’s internal audit function and (c) ensure that the Company maintains an internal audit function.

16.    The Audit Committee shall maintain and review annually procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

17.    In conjunction with management, the internal auditors, and the independent accountants, the Audit Committee shall review significant financial risks to the Company and the steps taken to manage such risks.

18.    The Audit Committee shall review policies and procedures related to officers’ expense accounts and perquisites, including use of corporate assets.

19.    The Audit Committee shall review legal and regulatory matters that may have a material effect on financial statements, related Company compliance policies, and reports to regulators.

20.    The Audit Committee shall meet separately with internal auditors, independent accountants and management at least quarterly.

21.    The Audit Committee shall regularly report its significant activities and actions to the Board of Directors.

22.    The Audit Committee shall prepare a report for inclusion in the Company’s annual proxy statement as required by rules of the Securities and Exchange Commission and submit it to the Board for approval.

23.    The Audit Committee shall annually review the performance of the Audit Committee.

24.    The Audit Committee shall review and reassess the adequacy of this Charter on an annual basis and submit any recommended changes to the Board for approval.

25.    The Audit Committee shall review any reports of the independent accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent accountants any information with respect to illegal acts in accordance with Section 10A.

While the Audit Committee has the authority, duties and responsibilities set forth in this Charter, the Audit Committee’s function is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and, along with the internal auditors, for developing and maintaining systems of internal accounting and financial controls, while the independent accountants will assist the Audit Committee and the Board in fulfilling their responsibilities for their review of these financial statements and internal controls. The Audit Committee expects the independent accountants to call to their attention any accounting, auditing, internal accounting control, regulatory or other related matters that they believe warrant consideration or action. The Audit Committee recognizes that the financial management and the internal and outside accountants have more knowledge and information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee does not provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certification as to the independent accountants’ work.

February 13, 2004

POLICY REGARDING NOMINATIONS OF DIRECTORS	APPENDIX B

The Nominating and Corporate Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.    RECOMMENDED CANDIDATES.    The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third party search firms and other sources. Under the terms of the Company’s By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in the Company’s By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on the Company’s books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Corporate Compliance Policy.

2.    5% SHAREHOLDER RECOMMENDATIONS.    For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in the Company’s By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on the Company’s books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in the Company’s proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Corporate Compliance Policy.

3.    DESIRED QUALIFICATIONS, QUALITIES AND SKILLS.    The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

4.    INDEPENDENCE.    The Committee believes and it is the policy of the Company that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

(5)	is not and no member of his or her immediate family is currently, and for the past three years has not, and no member of his or her immediate family has been, affiliated with or employed in a professional capacity by a present or former internal auditor or external auditor (or an affiliate of such auditor) of the Company;

(6)	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has, been part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;

(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

1.	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

2.	The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2% standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

5.    NOMINEE EVALUATION PROCESS.    The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Guidelines and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.    CATEGORIZE RECOMMENDATIONS.    For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)	a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;

(2)	a third-party search firm used by or on behalf of the Company; and

(3)	any other specified source.

7.    MATERIAL CHANGES TO NOMINATION PROCEDURES.    For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

8.    POSTING OF POLICY.    This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Guidelines.

9.    AMENDMENTS TO THIS POLICY.    Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

10.    APPLICABILITY TO REGISTERED COMPANIES.    This Director Nomination Policy shall apply to all Company subsidiaries which are registered companies under the Securities Exchange Act of 1934 and that are required to file a proxy statement pursuant thereto, provided that the independence requirements contained herein shall not apply to such registered companies which constitute “controlled companies” within the meaning of NYSE listing requirements pursuant to an election by each controlled company, as permitted under NYSE listing requirements.

February 13, 2004

PROXY NUMBER:       300000001

COMPANY NUMBER:  000AMER

ACCOUNT NUMBER:   9999999999

FOLD AND DETACH HERE

☒ Please mark votes as in this example.	This proxy will be voted as specified below. If no direction is made, this proxy will be voted FOR all nominees listed on the reverse side and as recommended by the Board on the other items listed below.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ITEMS 1 AND 2.							THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

	FOR all nominees (except as listed below)	WITHHOLD AUTHORITY all nominees
	☐	☐		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
ITEM 1 ELECTION OF DIRECTORS			ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	☐	☐	☐	ITEM 3 REPORT ON STORAGE OF IRRADIATED FUEL RODS AT CALLAWAY PLANT	☐	☐	☐
FOR ALL EXCEPT:
ATTENDANCE CARD REQUESTED ☐
SEE
REVERSE
				DATED 2004					SIDE

SIGNATURE—Please sign exactly as name appears hereon.

CAPACITY (OR SIGNATURE IF HELD JOINTLY)

Shares registered in the name of a Custodian or Guardian must be signed by such. Executors, administrators, trustees, etc. should so indicate when signing.

AMEREN CORPORATION

P.O. Box 66149, ST. LOUIS, MISSOURI 63166-6149	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2004.

The undersigned hereby appoints GARY L. RAINWATER, WARNER L. BAXTER and STEVEN R. SULLIVAN, and any of them, each with the power of substitution, as proxy for the undersigned, to vote all the shares of capital stock of AMEREN CORPORATION represented hereby at the Annual Meeting of Shareholders to be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on April 27, 2004 at 9:00 A.M., and at any adjournment thereof, upon all matters that may be submitted to a vote of shareholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy form and in their discretion on any other matter that may be submitted to a vote to shareholders.

NOMINEES FOR DIRECTOR—	SUSAN S. ELLIOTT, CLIFFORD L. GREENWALT, THOMAS A. HAYS,
RICHARD A. LIDDY, GORDON R. LOHMAN, RICHARD A. LUMPKIN,
JOHN PETERS MacCARTHY, PAUL L. MILLER, JR., CHARLES W. MUELLER,
DOUGLAS R. OBERHELMAN, GARY L. RAINWATER and HARVEY SALIGMAN

Please vote, date and sign on the reverse side hereof and return this proxy form promptly in the enclosed envelope or you may choose to vote using our telephone or internet voting options. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

SEE REVERSE SIDE